Exhibit 99.1

Fibrocell Science Reports Second Quarter 2015
Financial Results and Operational Highlights

- Company to Host Conference Call and Webcast, Today at 8:30 a.m. EDT -
EXTON, PA - August 6, 2015 - Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell and gene therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results for the quarter ended June 30, 2015 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.
“We’ve made significant progress advancing our pipeline,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “Submission of an IND application for FCX-007-our lead orphan gene-therapy product candidate for the treatment of recessive epidermolysis bullosa (RDEB)-is a big step in moving us closer to the clinic and offering hope to patients suffering from this devastating skin disease. Important too is our completion of an equity financing that will help us attain important milestones for the product candidates in our pipeline. Furthermore, we expanded our management team with the addition of Michael Marino, Senior Vice President and General Counsel, who together with Fibrocell’s executive leadership will guide the Company to its next stage of growth.”
Second Quarter 2015 and Recent Highlights

•
Fibrocell completed an underwritten public offering of 2,974,136 shares of its common stock at a price of $5.80 per share on July 27, 2015. The offering resulted in net proceeds to Fibrocell of approximately $15.7 million, after deducting underwriting commissions and estimated offering expenses. Fibrocell intends to use the net proceeds from this offering for the continued preclinical and clinical development of its product candidates and for other general corporate purposes.

•
In July, Fibrocell submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration for FCX-007, Fibrocell's lead orphan gene-therapy product candidate for the treatment of RDEB. Fibrocell expects to initiate a Phase I/II clinical trial by year-end to evaluate the safety, mechanism of action, and efficacy of FCX-007. FCX-007 is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.

•
In July, Fibrocell and Intrexon announced positive proof-of-concept data from in vivo preclinical studies for FCX-007. The data showed the presence of COL7 in the dermal-epidermal junction of the RDEB cultured grafts in RDEB human skin xenograft SCID mice, as well as no apparent systemic distribution of the gene therapy vector in normal human skin xenograft SCID mice.

•
In June, Fibrocell presented positive in vitro preclinical data for FCX-007 for the treatment of RDEB at the European Society of Human Genetics (ESHG) Conference. The data presented at ESHG showed FCX-007 cells were successfully produced on cGMP-scale by expanding lentivirus-collagen type VII-transduced (LV-COL7-transduced) RDEB patient fibroblasts from a biopsy sample. The data also showed that FCX-007 expresses full-length COL7 and exhibits the proper trimeric form, size, and binding functionality characteristic of anchoring fibrils, which are missing or deficient in RDEB patients. Preliminary toxicology results injecting FCX-007 in a human skin graft model demonstrated no test article related findings in RDEB human skin xenograft SCID mice.

•
In June, Fibrocell appointed Michael Marino as Senior Vice President, General Counsel and Corporate Secretary. Mr. Marino is a seasoned legal advisor and executive with more than 14 years of experience advising publicly-traded and privately-held companies in a diverse range of industries, most notably in life sciences, technology, manufacturing and banking.

•	Fibrocell was added to the Russell 2000® Index as part of Russell Investments' annual reconstitution that took place after the market closed on June 26, 2015.

Financial Results for the six months ended June 30, 2015 and 2014
For the six months ended June 30, 2015, Fibrocell reported a basic and diluted net loss of $0.37 per share, compared to a basic net loss of $0.40 and diluted net loss of $0.43 per share for the same period in 2014.
Total revenue was $0.3 million and $0.1 million for each of the six months ended June 30, 2015 and 2014, respectively.  This increase was primarily due to $0.2 million of collaboration revenue recognized in 2015. The collaboration revenue relates to an upfront license fee and a proof-of- concept study currently underway. No collaboration revenue was recognized in the 2014 period.
Total research and development expense decreased $3.2 million to approximately $7.7 million for the six months ended June 30, 2015 as compared to $10.8 million for the six months ended June 30, 2014.  The overall decrease is due primarily to $5.2 million of supplemental stock issuance costs incurred in the 2014 period related to our Ehlers-Danlos Syndrome (hypermobility type) program in connection with the second amendment to the exclusive channel collaboration agreement with Intrexon. This up-front licensing cost did not recur in the 2015 period. That decrease was partially offset by increased costs during the 2015 period of $0.5 million for our Phase II clinical trial of azficel-T for chronic dysphonia, $0.6 million for preclinical development of FCX-007, $0.4 million for preclinical development of FCX-013 and $0.4 million compensation and related expenses related to increased salaries, bonus and stock based compensation.
Selling, general and administrative expense increased by approximately $1.0 million, to $6.6 million for the six months ended June 30, 2015 as compared to $5.5 million for the same period last year.  The increase was due to $0.8 million in additional professional fees.
As of June 30, 2015, the Company had cash and cash equivalents of $26.9 million.
Conference Call and Webcast
To participate on the live call, please dial 855-877-0343 (domestic) or +1-678-509-8772 (international), and provide the conference code 98291078 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of  Fibrocell's website at fibrocell.com/investors/events-and-presentations, and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Fibrocell Science, Inc.
Fibrocell Science, Inc. (NASDAQ:FCSC) is an autologous cell and gene therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs.  Fibrocell’s most advanced product candidate, azficel-T, uses its proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring.  In collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for skin diseases using gene-modified autologous fibroblasts.  Fibrocell has submitted an IND application to the FDA for FCX-007, its lead orphan gene-therapy product candidate, for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is in preclinical development of FCX-013, its second gene-therapy product candidate, for the treatment of linear scleroderma. For more information, visit fibrocell.com.

Trademarks

Fibrocell Science® and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the use of proceeds from the referenced offering; the initiation, design and timing of a Phase I/II clinical trial of FCX-007 for the treatment of RDEB; the potential advantages of our product candidates; and other statements regarding our future operations, financial performance and financial position, prospects, strategies and objectives and other future events.
Forward-looking statements are based upon management’s current expectations, intentions and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others:  varying interpretation of clinical and non-clinical data; the outcome of regulatory review of our IND; uncertainties relating to the initiation and completion of clinical trials; whether clinical trial results will validate and support the safety and efficacy of our product candidates; our ability to maintain our collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in our most recent Form 10-K and Form 10-Q filings, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While we may update certain forward-looking statements from time to time, we specifically disclaim any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations & Media Contact:
Karen Casey
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
(484) 713-6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Consolidated Statements of Operations	Three months ended June 30, 2015	Three months ended June 30, 2014	Six months ended June 30, 2015	Six months ended June 30, 2014
Revenue from product sales	$55	$58	$168	$104
Collaboration revenue	82	—	163	—
Total revenue	137	58	331	104
Cost of product sales	77	547	221	1,340
Cost of collaboration revenue	85	—	88	—
Total cost of revenue	162	547	309	1,340
Gross (loss) profit	(25)	(489)	22	(1,236)
Research and development expense	3,694	2,925	7,681	10,840
Selling, general and administrative expense	3,640	3,182	6,564	5,520
Operating loss	(7,359)	(6,596)	(14,223)	(17,596)
Other income (expense):
Warrant revaluation and other finance income (expense)	602	4,008	(1,061)	958
Other income	—	330	—	370
Interest income	1	1	3	2
Loss before income taxes	(6,756)	(2,257)	(15,281)	(16,266)
Deferred tax benefit	—	—	—	—
Net loss	$(6,756)	$(2,257)	$(15,281)	$(16,266)

Per Share Information:
Net loss:
Basic	$(0.17)	$(0.06)	$(0.37)	$(0.40)
Diluted	$(0.17)	$(0.09)	$(0.37)	$(0.43)
Weighted average number of common shares outstanding
Basic	40,889,732	40,856,815	40,875,704	40,720,958
Diluted	40,889,732	41,250,886	40,875,704	40,917,993

	June 30, 2015	December 31, 2014
Balance Sheet Condensed Data
Cash and cash equivalents	$26,850	$37,495
Working capital	22,847	35,856
Total assets	34,117	45,634
Warrant liability, current and long term	12,347	11,286
Total liabilities	17,690	15,225
Stockholders' equity	16,427	30,409